Exhibit 23.1

The Board of Directors

China BAK Battery, Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 10, 2006, with respect to the consolidated balance sheets of China BAK Battery, Inc. and subsidiaries as of September 30, 2004 and 2005, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2005, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Hong Kong, People’s Republic of China

October 10, 2006